FOR IMMEDIATE RELEASE

PVF CAPITAL CORP. SUCCESSFULLY COMPLETES OFFERING

SOLON, OH – March 29, 2010 – PVF Capital Corp. (Nasdaq: PVFC) announced today that it has completed its rights offering and its offering of shares to a standby investor.  Stockholders exercised subscription rights to purchase all 14,706,247 shares offered at a subscription price of $1.75 per share, and Short Vincent Partners II, L.P., an affiliate of CapitalWorks LLC, a Cleveland-based investment company, purchased 2,436,610 shares at the subscription price of $1.75 per share.  In total, the Company raised gross proceeds of $30.0 million before expenses.  The proceeds from the rights offering and standby purchase will be used to invest in the Company’s subsidiary, Park View Federal Savings Bank, to improve its regulatory capital ratios and for general corporate purposes.

The rights offering was sole managed by Stifel Nicolaus & Company, Incorporated.  A copy of the prospectus may be obtained from Stifel Nicolaus at One South Street, Baltimore, Maryland 21202 or (443) 224-1988.

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing and the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 and Forms 10-Q for the quarters ended September 30, 2009 and December 31, 2009.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.